Exhibit 99.1

News Release
L.B. Foster Reports Second Quarter Operating Results

PITTSBURGH, PA, August 9, 2022 – L.B. Foster Company (Nasdaq: FSTR), a global solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2022 second quarter operating results, which included the following performance highlights. The Company divested its Piling Products division ("Piling") in September 2021, and this release reflects certain adjustments related to Piling, as appropriate. In addition, the Company completed the acquisitions of Skratch Enterprises Ltd. (“Skratch”) and Intelligent Video Ltd. ("IV") on June 21, 2022 and July 6, 2022, respectively, and the divestiture of its rail spikes and anchors track components business ("Track Components") on August 1, 2022. The impact of the Skratch acquisition is included the Company’s second quarter financial information.

•New orders totaling $141.4 million for the 2022 second quarter increased 2.1% over the prior year quarter and 2.1% sequentially. Excluding Piling, new orders1 increased year over year 24.7%, or $28.0 million. Backlog1 totaling $250.8 million decreased by $2.4 million, or 0.9%, compared to the prior year and increased by $31.3 million, or 14.3%, compared to the prior year, as adjusted for the Piling divestiture. Sequentially, backlog grew $6.2 million, or 2.5%, in the current quarter.

•Net sales for the 2022 second quarter were $131.5 million, a $23.0 million decrease, or 14.9%, from the second quarter of 2021. Excluding Piling from last year, net sales1 decreased $0.9 million, or 0.7%, from the prior year quarter.

•Gross profit for the 2022 second quarter was $23.3 million, a $2.9 million decline, or 11.0%, from the prior year quarter. The 2022 second quarter gross profit margin was 17.7% versus 16.9% in last year's quarter. Excluding the Piling division, gross profit1 decreased $0.8 million, or 3.4%, and gross profit margin decreased 50 basis points. Gross profit improved sequentially by 110 bps.

•Selling and administrative expenses for the 2022 second quarter were $19.4 million, a $0.4 million decrease, or 1.9%, from the prior year quarter. Excluding the Piling division, selling and administrative expenses1 increased $0.6 million. Included in this year’s expenses were $0.5 million in costs associated with the Company’s ongoing strategic transformation activities, including costs associated with the Company’s acquisition activity.

•Operating profit for the 2022 second quarter was $2.5 million, a decrease of $2.4 million, or 49.6%, from the prior year quarter.

•Net income for the 2022 second quarter was $2.0 million, or $0.18 per diluted share, a decrease of $0.09 per diluted share from the prior year quarter.

•Adjusted EBITDA1 for the 2022 second quarter was $6.1 million, a $2.2 million decrease versus the prior year quarter.

•Net operating cash flow used in the second quarter totaled $5.7 million compared to net cash used in operations of $0.8 million in the prior year quarter.

•Net debt1 as of June 30, 2022 was $41.6 million, an increase of $8.5 million from last year. This year’s net debt balance included $6.5 million associated with the Skratch acquisition. The Company's adjusted net leverage ratio1 was 2.8x as of June 30, 2022.

CEO Comments
John Kasel, President and Chief Executive Officer, commented, “The results delivered in the second quarter reflect the positive momentum we're building through the execution of our strategic playbook. As expected, net sales in the quarter grew nearly 33% sequentially and were only slightly below last year, adjusted for the Piling divestiture, despite the significant operating challenges in today’s industrial markets. We are particularly pleased by our robust order rates
1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures used in this release: EBITDA, adjusted EBITDA, net debt, adjusted net leverage ratio, and financial information excluding Piling.

and backlog, both of which were up substantially compared to this time last year. We recognize that recessionary conditions are expanding in many industrial markets, and we remain cautious in our approach to capital deployment. However, we believe the government infrastructure spending programs announced over the last couple of years will provide funding for key infrastructure projects that should help to continue to bolster demand for many of our products and solutions.”

Mr. Kasel continued, “Overall, while we're encouraged by the progress achieved in our margins during the quarter, we still have significant work to do. Excluding the effects of the Piling division from the prior year, gross margins for the second quarter were up 110 bps sequentially and were 50 bps below last year, reflecting some improvement over our first quarter results as the inflationary environment persists. Rail, Technologies, and Services and Steel Products and Measurement segment margins, excluding the Piling division, improved year over year by 30 bps and 150 bps, respectively. However, despite strong sales growth both sequentially and year over year, Precast Concrete segment margins were down 210 bps sequentially and 430 bps year over year as we continue to work through orders booked primarily in 2021 prior to the pricing initiatives we've taken in recent quarters. We remain focused on managing and overcoming these difficult operating conditions and improving margins across the business as our mitigation actions begin to take hold.”

Mr. Kasel concluded, “As announced in our press release on August 1, 2022, we recently closed two acquisitions in the U.K. that are well aligned with our strategic growth playbook for our Rail, Technologies, and Services segment. Skratch is an industry leader in digital system integration with expertise in advanced digital display technologies and capabilities currently serving retail markets in the U.K. We’ve collaborated with Skratch on projects in the past and believe joining the two companies will unlock the broader market potential for our respective solutions in the visual communications space. We also announced the acquisition of IV which was completed on July 6, 2022. IV is a developer of high-quality surveillance, security, and safety solutions that aligns with our growth initiatives focused on remote condition monitoring and visual communication. These companies complement our existing L.B. Foster growth businesses and enable access to wider target markets in the U.K. and Europe. In addition to the two acquisitions, we announced the sale of Track Components, with the transaction proceeds used to pay down our revolving credit facility and increase funds available to execute on additional growth initiatives. These three portfolio moves highlight our aspiration to transform L.B. Foster Company into a technology-focused, high-growth infrastructure solutions provider.”

Second Quarter Results
•Net sales for the 2022 second quarter were $131.5 million, a $23.0 million decrease, or 14.9%, compared to the prior year quarter due to a 7.9% decrease in the Rail, Technologies, and Services segment ("Rail"), a 17.6% increase in the Precast Concrete Products segment ("Precast") and a 42.8% decrease in Steel Products and Measurement segment net sales. The $7.0 million decrease in the Rail segment was attributable to the Rail Products business unit due primarily to timing of customer order fulfillment. The $3.5 million increase in the Precast segment resulted from increased building sales in our southern and northeastern U.S. regions. The $19.6 million decrease in the Steel Products and Measurement segment was driven entirely by the Piling divestiture in September 2021, with $22.1 million in sales in last year's second quarter. Net sales increased sequentially 33.1% from the 2022 first quarter with increases in each of the three segments.

•Gross profit for the 2022 second quarter was $23.3 million, a $2.9 million decrease, or 11.0%, from the prior year quarter. The decline in gross profit was driven primarily by the Piling divestiture, coupled with lower volume and higher input costs in most segments, partially offset by favorable mix. Rail, Precast and Steel Products and Measurement gross profit declined from the prior year quarter by $1.0 million, $0.6 million, and $1.3 million, respectively. The adverse impact of the Piling divestiture on gross profit year over year was $2.1 million. The consolidated gross profit margin of 17.7% increased by 80 basis points versus last year, with the increase attributable to the Rail segment, which increased by 30 basis points during the current quarter due primarily to the Rail Products and Technology Solutions and Services business units. In addition, the Steel Products and Measurement segment margin increased by 420 basis points over the prior year quarter due to favorable mix as a result of the sale of the lower margin Piling business. The decline in gross profit margin in Precast, which was down 530 basis points compared to the prior year period, is principally attributable to continued higher raw material and labor costs, coupled with unfavorable building sales mix compared to last year's quarter.

•Gross profit, excluding the Piling business1, decreased $0.8 million, or 3.4%, and gross profit margin decreased 50 basis points. Slightly lower volume and higher input costs drove the decline in gross margins.

•Selling and administrative expenses in the second quarter decreased $0.4 million, or 1.9%, from the prior year quarter, primarily attributable to the Piling divestiture. Excluding Piling, selling and administrative expenses1 increased $0.6 million, or 3.0%. Included in this year’s expenses were $0.5 million in costs associated with the Company’s ongoing strategic transformation activities, including costs associated with the Company’s acquisition activity. Selling and administrative expenses as a percent of net sales increased to 14.7%, a 190-basis point increase from the prior year quarter as a result of the decline in sales from the Piling divestiture. Excluding Piling, selling and administrative expenses1 as a percent of net sales increased 50 basis points.

•Net income for the 2022 second quarter was $2.0 million, or $0.18 per diluted share, compared to $2.9 million, or $0.27 per diluted share in the prior year quarter.

•Adjusted EBITDA1 for the 2022 second quarter was $6.1 million, a 26.5% decrease compared to the prior year quarter. Excluding the Piling business, adjusted EBITDA1 decreased 15.1% from the prior year quarter.

•During the 2022 second quarter, net debt1 increased from $29.4 million to $41.6 million, a $12.3 million increase, while net debt1 increased $8.5 million year over year. The increases in net debt included $6.5 million associated with the Skratch acquisition. The Company's adjusted net leverage ratio1 was 2.8x, with total available funding capacity of $87.8 million as of June 30, 2022, subject to covenant restrictions.

•Second quarter new orders were $141.4 million, an increase of $2.9 million from the prior year quarter. Excluding Piling, new orders1 were up $28.0 million, or 24.7%, from the prior year quarter. New orders in the Rail segment increased by $22.1 million and the Precast segment increased by $6.5 million compared to the prior year quarter. Backlog1 totaling $250.8 million increased by $31.3 million, or 14.3%, compared to the prior year quarter, as adjusted for the Piling divestiture, and grew $6.2 million in the quarter.

First Six Months Results
•Net sales for the first six months of 2022 were $230.3 million, a $40.3 million decrease, or 14.9%, compared to the prior year period. Steel Products and Measurement segment net sales declined by $36.7 million, or 44.3%, due to the Piling divestiture in September 2021 with $42.9 million in sales in last year's six months. The $9.5 million, or 6.1%, decrease in the Rail segment was attributable to the Rail Products business unit. The Precast segment had a $5.9 million, or 17.9%, increase in sales associated with its southern and northeastern U.S. regions. The Steel Products and Measurement segment sales grew by 15.6% excluding the Piling division. Excluding the divested Piling division, net sales1 increased 1.1% from the prior year.

•Gross profit for the first six months of 2022 was $39.7 million, a $5.3 million decrease, or 11.7%, from the prior year period. The decline in gross profit was driven by volume, including the impact of the Piling divestiture, and higher input costs, partially offset by favorable mix. Rail, Precast and Steel Products and Measurement gross profit declined from the prior year quarter by $1.3 million, $0.6 million, and $3.4 million, respectively. The consolidated gross profit margin of 17.3% increased by 70 basis points versus last year, with the increase attributable to the Rail segment, which increased by 40 basis points during the current year due primarily to the Rail Products and Technology Services and Solutions business units. In addition, the Steel Products and Measurement segment increasing by 150 basis points over the prior year period due in part to the Piling divestiture. The decline in gross profit margin in Precast, which was down 460 basis points compared to the prior year period, is principally attributable to continued higher raw material and labor costs, coupled with unfavorable building sales mix compared to the prior year period.

•Excluding the Piling business, gross profit1 decreased $2.0 million, or 4.8%, and gross profit margin decreased 110 basis points driven primarily by higher input costs.

•Selling and administrative expenses for the first six months of 2022 decreased $1.1 million, or 2.9%, from the prior year period, primarily attributable to the Piling divestiture. Excluding Piling, selling and administrative expenses1 increased $0.8 million, or 2.2%. Selling and administrative expenses as a percent of net sales increased to 15.9%, a 190-basis point increase from the prior year period as a result of the decline in sales from the Piling divestiture. Excluding Piling, selling and administrative expenses1 as a percent of net sales in the first half of 2022 increased 10 basis points year over year.

•Net income for the first six months of 2022 was $0.4 million, or $0.04 per diluted share, compared to $1.6 million, or $0.15 per diluted share in the prior year period.

•Adjusted EBITDA1 for the first six months of 2022 was $7.4 million, a 33.3% decrease compared to the prior year period. Excluding the Piling business, Adjusted EBITDA1 decreased 23.8% from the prior year-to-date period.

•New orders the first six months of 2022 were $276.8 million, an increase of $2.7 million from the prior year period. Excluding Piling, new orders1 were up $48.3 million, or 21.2%, from the prior year period. New orders1 in the Rail segment increased by $44.8 million and Steel Products and Measurement, excluding Piling, increased by $8.7 million, or 20.9%, compared to the prior year period. These increases were partially offset by an $5.2 million decrease in orders in the Precast segment.

Market Outlook
During the first half of 2022, orders totaled $276.8 million, up 21.2% over the same period last year when adjusted for the Piling divestiture, and backlog finished at a robust $250.8 million at quarter end, up 14.3% versus last year when adjusted for the Piling divestiture. The Company is maintaining its optimistic outlook regarding the longer-term trends in its core end markets of freight and transit rail and general infrastructure. While overall quotation activity and demand in these markets continues to improve, they are still below pre-pandemic levels, particularly in its rail markets. While recessionary conditions persist and are in some ways expanding, the Company expects that many of its businesses may continue to directly benefit from infrastructure investment activity, including funding benefits from U.S. Infrastructure Investment and Jobs Act ("IIJA") passed in November 2021. While order and backlog levels in our Precast segment have benefited from the Great American Outdoors Act passed in 2020, we have not yet seen significant business activity from the IIJA. We anticipate that IIJA-related funding will be processed by the various agencies during 2022 and moving into 2023. We should then see quotations and orders increasing as a result of such activity, with related revenue realized in 2023 and beyond. The present inflationary environment in labor and raw materials continues to pressure margins across the business, and the Company has initiated and will continue to consider future mitigation actions, including price increases for its products and services. In addition, the Company is taking proactive steps to manage disruptions in raw materials, labor, supply chains, service partner resources, and lingering COVID-19 related effects to mitigate their adverse impact on its operations and results as much as possible. While such conditions and the related impacts are expected to continue to improve throughout 2022 and beyond, they could persist throughout the remainder of 2022 and possibly longer. Despite these challenges, with the proceeds from the Piling and Track Components divestitures, coupled with the additional flexibility and capacity resulting from the amendment and extension of our credit agreement completed in August 2021, the Company believes it has the resources available to fund its operations and execute on organic and acquisitive growth opportunities in 2022 and beyond.

Second Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2022 operating results on Tuesday, August 9, 2022 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through August 16, 2022 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register.vevent.com/register/BI45e9e410343946589e6d76b9875213a0 to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global solutions provider of engineered, manufactured products and services that builds and supports infrastructure. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customer's most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the COVID-19 pandemic, and any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments; volatility in the prices of oil and natural gas and the related impact on the midstream energy markets, which could result in cost mitigation actions, including shutdowns or furlough periods; a continuation or worsening of the adverse economic conditions in the markets we serve, including possible recession in the markets we serve, whether as a result of the current COVID-19 pandemic, including its impact on labor markets, supply chains, and other inflationary costs, travel and demand for oil and gas, the continued deterioration in the prices for oil and gas, governmental travel restrictions, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a continuing decrease in freight or transit rail traffic, including as a result of the ongoing COVID-19 pandemic; environmental matters, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the recent disposition of the Piling business and Track Components business, and acquisitions of the Skratch Enterprises Ltd. and Intelligent Video Ltd. businesses and to realize anticipated benefits; costs of and impacts associated with shareholder activism; continued customer restrictions regarding the on-site presence of third party providers due to the COVID-19 pandemic; the timeliness and availability of materials from our major suppliers, including any continuation or worsening of the disruptions in the supply chain experienced as a result of the COVID-19 pandemic, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of LIBOR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; geopolitical conditions, including the conflict in Ukraine; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2021, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Stephanie Listwak
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Sales of goods	$116,584	$138,309	$201,005	$238,855
Sales of services	14,931	16,213	29,304	31,747
Total net sales	131,515	154,522	230,309	270,602
Cost of goods sold	95,331	115,087	165,176	199,212
Cost of services sold	12,891	13,274	25,393	26,399
Total cost of sales	108,222	128,361	190,569	225,611
Gross profit	23,293	26,161	39,740	44,991
Selling and administrative expenses	19,394	19,767	36,692	37,793
Amortization expense	1,419	1,470	2,855	2,935
Operating profit	2,480	4,924	193	4,263
Interest expense - net	384	861	754	1,732
Other (income) expense - net	(701)	70	(1,264)	129
Income before income taxes	2,797	3,993	703	2,402
Income tax expense	821	1,139	313	818
Net income	1,976	2,854	390	1,584
Net loss attributable to noncontrolling interest	(34)	(22)	(54)	(34)
Net income attributable to L.B. Foster Company	$2,010	$2,876	$444	$1,618
Basic earnings per common share	$0.18	$0.27	$0.04	$0.15
Diluted earnings per common share	$0.18	$0.27	$0.04	$0.15
Average number of common shares outstanding - Basic	10,715	10,619	10,700	10,601
Average number of common shares outstanding - Diluted	10,814	10,734	10,809	10,729

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,661	$10,372
Accounts receivable - net	72,252	55,911
Contract assets - net	31,023	36,179
Inventories - net	73,391	62,871
Other current assets	18,551	14,146
Total current assets	202,878	179,479
Property, plant, and equipment - net	56,900	58,222
Operating lease right-of-use assets - net	13,538	15,131
Other assets:
Goodwill	24,571	20,152
Other intangibles - net	29,540	31,023
Deferred tax assets	36,777	37,242
Other assets	1,218	1,346
TOTAL ASSETS	$365,422	$342,595
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,944	$41,411
Deferred revenue	19,072	13,411
Accrued payroll and employee benefits	6,565	9,517
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	64	98
Other accrued liabilities	12,959	13,757
Total current liabilities	96,604	86,194
Long-term debt	49,222	31,153
Deferred tax liabilities	3,628	3,753
Long-term portion of accrued settlement	14,000	16,000
Long-term operating lease liabilities	10,785	12,279
Other long-term liabilities	10,144	9,606
Stockholders' equity:
Common stock	111	111
Paid-in capital	42,201	43,272
Retained earnings	169,177	168,733
Treasury stock	(8,391)	(10,179)
Accumulated other comprehensive loss	(22,547)	(18,845)
Total L.B. Foster Company stockholders’ equity	180,551	183,092
Noncontrolling interest	488	518
Total stockholders’ equity	181,039	183,610
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$365,422	$342,595

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, net debt, adjusted net leverage ratio, and adjustments to continuing operations reflecting the Piling Products divestiture, which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the three months ended, six months ended, and trailing twelve months ended June 30, 2022, the Company made adjustments to exclude the gain from insurance proceeds, acquisition related costs, and the gain on the sale and operating results of the Piling Products business. In the trailing twelve months ended June 30, 2021, the Company made an adjustment for the impact of restructuring activities and site relocation. The Company believes the adjustments for the divested Piling business are useful to investors to evaluate the results of operations of the Company's ongoing and current business portfolio. Additionally, the Company believes the results adjusted to exclude the gain from insurance proceeds and acquisition related costs are useful to investors as these items are non-routine in nature.

The Company views net debt, which is total debt less cash and cash equivalents, and the adjusted net leverage ratio, which is the ratio of net debt to the trailing twelve-month adjusted EBITDA, as important metrics of the operational and financial health of the organization and believe they are useful to investors as indicators of its ability to incur additional debt and to service its existing debt.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, adjusted EBITDA from continuing operations, net debt, adjusted net leverage ratio, and adjustments to exclude the divested Piling business are presented below (in thousands, except per share and ratio):

	Three Months Ended June 30,		Six Months Ended June 30,		Trailing Twelve Months Ended June 30,		Three Months Ended March 31,
	2022	2021	2022	2021	2022	2021	2022

Adjusted EBITDA Reconciliation
Net income (loss), as reported	$1,976	$2,854	$390	$1,584	$2,277	$20,442	$(1,586)
Interest expense - net	384	861	754	1,732	1,978	3,592	370
Income tax expense (benefit)	821	1,139	313	818	614	(13,067)	(508)
Depreciation expense	1,876	2,018	3,814	4,008	7,857	7,960	1,938
Amortization expense	1,419	1,470	2,855	2,935	5,756	5,821	1,436
Total EBITDA	$6,476	$8,342	$8,126	$11,077	$18,482	$24,748	$1,650
Insurance proceeds	(318)	—	(790)	—	(790)	—	—
Acquisition costs	462	—	539	—	539	—	—
Gain on divestiture of Piling Products	(489)	—	(489)	—	(3,230)	—	—
Restructuring and relocation costs	—	—	—	—	—	623	—
Adjusted EBITDA	$6,131	$8,342	$7,386	$11,077	$15,001	$25,371	$1,650

	June 30, 2022	March 31, 2022	June 30, 2021
Net Debt Reconciliation
Total debt	$49,286	$35,611	$37,245
Less cash and cash equivalents	(7,661)	(6,239)	(4,140)
Net debt	$41,625	$29,372	$33,105

	June 30, 2022	June 30, 2021

Adjusted Net Leverage Ratio Reconciliation
Net debt	$41,625	$33,105
Trailing twelve month adjusted EBITDA from continuing operations	15,001	25,371
Adjusted net leverage ratio	2.8x	1.3x

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
New Orders Reconciliation
New orders	$141,439	$138,557	$276,844	$274,177
Less: Piling Products	—	25,089	—	45,664
New orders excluding Piling Products	$141,439	$113,468	$276,844	$228,513

	June 30, 2022	June 30, 2021
Backlog Reconciliation
Backlog	$250,845	$253,231
Less: Piling Products	—	33,682
Backlog excluding Piling Products	$250,845	$219,549

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Adjusted Results Of Operations For The Piling Divestiture Reconciliation
Net sales, as reported	$131,515	$154,522	$230,309	$270,602
Less: Piling Products net sales	—	(22,091)	—	(42,889)
Net sales, as adjusted	131,515	132,431	230,309	227,713

Gross profit, as reported	$23,293	$26,161	$39,740	$44,991
Less: Piling Products gross profit	—	(2,056)	—	(3,249)
Gross profit, as adjusted	23,293	24,105	39,740	41,742

Selling and administrative expense, as reported	$19,394	$19,767	36,692	37,793
Less: Piling Products selling and administrative expense	—	(938)	—	(1,886)
Selling and administrative expense, as adjusted	19,394	18,829	36,692	35,907

Adjusted EBITDA, as reported	$6,131	$8,342	$7,386	$11,077
Less: Piling Products EBITDA from operations	—	(1,120)	—	(1,387)
Adjusted EBITDA, as adjusted	6,131	7,222	7,386	9,690

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Adjusted Segment Results For The Piling Divestiture Reconciliation
Steel Products and Measurement net sales, as reported	$26,107	$45,667	$46,181	$82,837
Less: Piling Products net sales	—	(22,091)	—	(42,889)
Steel Products and Measurement net sales, as adjusted	26,107	23,576	46,181	39,948

Steel Products and Measurement gross profit, as reported	$4,285	$5,582	$5,760	$9,117
Less: Piling Products gross profit	—	(2,056)	—	(3,249)
Steel Products and Measurement gross profit, as adjusted	4,285	3,526	5,760	5,868

Steel Products and Measurement operating loss, as reported	$762	$814	$(1,386)	$(113)
Less: Piling Products operating profit	—	(1,108)	—	(1,362)
Steel Products and Measurement operating loss, as adjusted	762	(294)	(1,386)	(1,475)